February 1, 2026
John R. Hewitt

Via Email

Dear John,
This letter agreement (this “Agreement”) sets forth the terms and conditions of the transition and separation of your employment with Matrix Service Company, a Delaware corporation (the “Company”), effective as of June 30, 2026 (the “Separation Date”).

1.Transition and Separation. You acknowledge and agree that (a) your employment with the Company will end on the Separation Date, (b) during the period beginning on the date hereof and ending on the Separation Date, you will continue to be employed by the Company as its President and Chief Executive Officer on the same terms and conditions as in effect as of the date hereof and will facilitate an orderly transition of your duties to your successor, and (c) by executing this Agreement, you hereby resign, effective as of the Separation Date, from your positions of President and Chief Executive Officer of the Company and from any and all offices and directorships that you hold with the Company and its subsidiaries (collectively, the “Company Group”). You agree to execute all instruments and take all actions, at the Company’s cost and expense, to evidence and/or effectuate such resignations.
2.Separation Benefits. If you satisfy all of the Conditions (as defined in Section 3), then you will receive the payments and benefits set forth in this Section 2 (collectively, the “Separation Benefits”).
a.Within 14 days following the Supplemental Release Effective Date (as defined in Section 3), you will receive a lump sum cash payment in the amount of $1,600,000, which amount is equal to 200% of your General Severance Compensation (as defined in Section 1.1.18 of the 2021 Matrix Service Company Severance Plan for Executives, as amended and restated as of May 2, 2022 (the “Severance Plan”)).
b.If you timely elect COBRA continuation coverage following the Separation Date, then during the 18-month period immediately following the Separation Date, the Company will pay or reimburse you on a monthly basis for the cost of such coverage; provided that if you elect to be covered by Medicare for all or any portion of such 18-month period, then during portion of such 18-month period that you are covered by Medicare, the Company will provide you with a payment in an amount equal to the monthly COBRA premium that would have applied had you been covered by COBRA.
c.You will be eligible to earn an annual cash bonus for the fiscal year of the Company ending on the Separation Date. The amount of such earned bonus, if any, will be determined in accordance with the Company’s short-term incentive plan and will be paid to you on the regular payment date under such plan (but in no event earlier than the Supplemental Release Effective Date).
d.Your outstanding Company equity awards that were granted to you under the 2020 Stock and Incentive Compensation Plan (the “Equity Plan”) will be treated as set forth in this clause (d) (capitalized terms used but not defined in this clause (d) have the meanings assigned to them in the applicable award agreement). For clarity, the treatment of such equity awards is summarized in the table set forth in Exhibit A. In the event of any conflict between this clause (d) and Exhibit A, this clause (d) will control.
i.The 71,799 Share-Based RSUs in aggregate, and the 71,799 Cash-Based RSUs in aggregate, that were granted to you on August 30, 2022, August 29, 2023, and August 27, 2024 will vest as of the Supplemental Release Effective Date and will be settled in Shares or cash, as applicable, on the date determined in accordance with the applicable award agreement.
ii.The 26,744 Share-Based RSUs, and the 26,744 Cash-Based RSUs, that were granted to you on August 27, 2025 will vest as of the Supplemental Release Effective Date and will be settled in Shares or cash, as applicable, on the date determined in accordance with the applicable award agreement.
iii.The service condition applicable to the 178,306 Performance Units (at target) that were granted to you on August 29, 2023, and the service condition applicable to the 124,352 Performance Units (at target) that were granted to you on August 27, 2024, will be deemed fully satisfied as of the Separation Date, and, in each case, such Performance Units will vest and be settled in Shares on the date determined in accordance with the applicable award agreement, to the extent that the applicable performance goals are achieved in accordance with the applicable award agreement. For clarity, to the extent that such performance goals are not achieved, such Performance Units will be forfeited.
iv.The service condition applicable to 22,311 of the 80,321 Performance Units (at target) that were granted to you on August 27, 2025 will be deemed satisfied as of the Separation Date, and such 22,311 Performance Units will vest and be settled in Shares on the date determined in accordance with the applicable award agreement, to the extent that the applicable performance goals are achieved in accordance with the applicable award agreement. For clarity, (A) to the extent that such performance goals are not achieved, such 22,311 Performance Units will be forfeited, and (B) the remaining 58,010 of the Performance Units that were granted to you on August 27, 2025 will be forfeited as of the Separation Date.
You acknowledge and agree that the Company is providing you with the Separation Benefits only in exchange for the promises you made in this Agreement, and the Separation Benefits are not otherwise due to you.

3.Conditions. To receive the Separation Benefits, you must satisfy all of the conditions set forth in this Section 3 (collectively, the “Conditions”).
a.You must sign and return this Agreement by no later than February 2, 2026.
b.You must comply with all the terms set forth in this Agreement, including, without limitation, the covenants set forth or referenced in Sections 8, 9, 10, 11 and 12 (collectively, the “Covenants”).
c.You must (i) sign and return the supplemental release of claims attached hereto as Exhibit B (the “Supplemental Release”) on or within 21 days after the Separation Date, and (ii) not revoke the Supplemental Release during the seven-day period immediately following the date that you sign the Supplemental Release. If you timely sign and do not revoke the Supplemental Release, then the Supplemental Release will become effective on the eighth day after you sign the Supplemental Release (such eighth day, the “Supplemental Release Effective Date”).

4.Release.
a.By signing this Agreement, you hereby, for your own self and on behalf of your heirs, executors, administrators, and assigns, agree to and do hereby RELEASE, ACQUIT, WAIVE and FOREVER DISCHARGE (i) the Company Group; (ii) any past or present director, officer, employee or agent of the Company Group, in their individual and official capacities; (iii) the Company Group’s representatives, predecessors, successors-in-interest, and affiliated companies; and (iv) the present and former shareholders, agents, attorneys, fiduciaries, insurers, heirs, administrators, executors, successors and assigns of any of the foregoing entities and persons named in clauses (i), (ii) and (iii) and any other person, firm or corporation for which any of the foregoing entities and persons named in clauses (i), (ii) and (iii) may be legally responsible or which may be legally responsible for any of them (all collectively, the “Released Parties”), in each case, from any and all claims, liabilities, demands, and causes of action of whatsoever nature, accrued or unaccrued, known or unknown, fixed or contingent, which you may have or claim to have against any of the Released Parties occurring during, arising out of, or related to your employment and/or termination of employment with the Company and/or as a result of any other matter arising through the date of your signature on this Agreement. This release, acquittal, waiver and discharge includes, but is not limited to, claims arising under federal, state or local laws, whether equitable or legal, causes of action for breach of express or implied written or oral contract, promissory estoppel, tortious interference with contract, claims for personal injury or harm, negligence, intentional infliction of emotional injury, fraud, negligent misrepresentation, negligent supervision, libel, slander, sexual orientation or preference discrimination, race or color discrimination, invasion of privacy, religious discrimination, sex or gender discrimination, national origin discrimination, harassment, wrongful termination, violations of the Oklahoma Anti-Discrimination Act, violations of the Worker Adjustment and Retraining Notification (WARN) Act, violations of Title VII of the Civil Rights Act 1964, violations of the Civil Rights Act of 1866 (42 U.S.C. § 1981), violations of the Genetic Information Nondiscrimination Act, violations of the Occupational Safety and Health Act, violations of the National Labor Relations Act, violations of the Americans with Disabilities Act, violations of the Family Medical Leave Act, violations of Fair Labor Standards Act or Equal Pay Act violations, violations of the Fair Credit Reporting Act, violations of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or the Employee Retirement Income Security Act of 1974, and any similar federal, state, and local laws, worker’s compensation violations, retaliation for exercise of protected rights, employee health or disability benefit compensation violations, disability or handicap discrimination, loss of consortium, mental anguish, pain and suffering, lost past or future wages, lost past or future bonuses or commissions, vacation or sick pay, pension benefits, costs, punitive or exemplary damages, attorney’s fees, and pre- or post-judgment interest.

b.Notwithstanding Section 4(a), by this signing this Agreement, you are not releasing any claims that you may have for violations of the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefit Protection Act. A release of such claims is included in the Supplemental Release.

5.Forfeiture and Recovery of Separation Benefits. If you, or anyone acting on your behalf, breaches any representation or any obligation under this Agreement, including without limitation the Covenants, the Company may, in addition to any other legal or equitable remedies it may have, terminate all Separation Benefits not yet paid or provided to you and recover all Separation Benefits previously paid or provided to you.

6.Exclusions. Excluded from this Agreement are any claims or rights which cannot be waived by law. Also excluded from this Agreement is your right to file for workers’ compensation or unemployment compensation or unpaid wages or vested benefits that are due, as well as your right to file a charge with an administrative agency or participate in any agency investigation.

7.Acknowledgments. You hereby warrant and represent that you (a) have not (i) filed or caused to be filed any claim against the Released Parties, whether past or present, with any administrative agency, court of law or other tribunal, (ii) assigned, sold, delivered, transferred or conveyed any rights you have asserted or may have against any of the aforementioned parties to any person or entity, in each case, with respect to any claims being released hereby, (iii) assisted or advised any directors, officers, shareholders, employees or agents of any of the aforementioned parties with respect to the pursuit or evaluation of any claim against any of the aforementioned parties, or (iv) engaged in the course of your employment with or services to the Company Group in (A) any fraudulent, tortious or illegal activity or (B) any violation of a material policy of the Company Group that would cause the Company Group demonstrable material injury, and (b) unless previously reported to the Company in writing, you are not aware of any (i) wrongdoing, regulatory violations, or fraud committed by the Company Group or its officers or its employees, (ii) significant deficiencies or material weaknesses in the Company Group’s internal control over financial reporting, (iii) inaccuracy in any certification signed by you pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and (iv) other information that might reasonably be expected to materially and adversely affect the Company Group, its business, financial condition or results of operations.

8.Affirmation of Non-Solicitation of Employees. You acknowledge and agree that you are bound by, and will abide by, the non-solicitation of employees set forth in each of the award agreements referenced in Section 2(d).

9.Confidential Information and Trade Secrets.
a.You agree that you will not, unless required or otherwise permitted by law, disclose or divulge to any other person or entity, directly or indirectly, any confidential records or information regarding the Company Group, including but not limited to the following: (i) practices, policies and or procedures; (ii) trade secrets; (iii) customer names; (iv) any information regarding existing or prospective future business, planning, or development; (v) contracts or proposed contracts; (vi) financial information; (vii) staffing or personnel utilization; (viii)

salary or wage levels; (ix) privileged communications; and (x) other information deemed confidential or proprietary not herein listed. You further agree that, by no later than the Separation Date, unless otherwise agreed, you will return all property of the Company Group to the Company, including but not limited to computers, cell phones, vehicles, computer files and peripherals, notebooks, data, documents, drawings, files, materials, records, badges, equipment, credit card, keys and all other company belongings, as well as any copies thereof, electronic or otherwise, and has no confidential, proprietary information of the Company Group in your possession, either in hard copy or in electronic form and that you have not, and will not, export any Company Group electronic information to anyone or to your home computer or any other computer. The Separation Benefits will not be paid to you until you have returned all Company Group property as referenced herein.

b.The Company and you agree that it will not be a violation of this Agreement for you to disclose a trade secret in any of the following cases: (i) where disclosure is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) where disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (iii) where disclosure is to your attorney who is representing you in a claim that the Company retaliated against you for reporting a suspected violation of law. You and your attorney may use the trade secret information in the court proceeding without violating this Agreement, only if any document containing the trade secret is filed under seal and you or your attorney does not disclose the trade secret, except pursuant to court order.

10.Non-Disparagement. You agree not to make negative comments or otherwise disparage any member of the Company Group or any of their respective officers, directors, executives, shareholders or agents. The Company agrees to instruct the Company’s Board of Directors and executive officers not to make negative comments or otherwise disparage you. The foregoing will not be violated by truthful statements by you, or by the Company’s Board of Directors and executive officers, in response to legal process or required governmental testimony or filings.

11.Cooperation. At the Company’s reasonable request, you will use good faith efforts to cooperate with the Company Group and its attorneys or other legal representatives (collectively, the “Attorneys”) in connection with any claim, litigation, audit, or other or judicial, arbitral or government proceeding which is material to the Company Group and is now pending or may hereinafter be brought against any of the Released Parties by any third party. Your duty of cooperation will include, but not be limited to, (a) meeting with Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully your knowledge of matters at issue and recollection of events, (b) appearing at the Company Group’s and/or the Attorneys’ request (and, to the extent possible, at a time convenient to you that does not conflict with the needs or requirements of your then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issue, and (c) signing at the Company Group’s and/or the Attorneys’ request, declarations or affidavits that truthfully state matters of which you have knowledge. The Company will reimburse you for the reasonable expenses that you incur in the course of your cooperation hereunder.
12.Confidentiality of Agreement. You agree that you will keep all terms of this Agreement confidential, including but not limited to the fact and amounts of the Separation Benefits, except that you may make necessary disclosures to your spouse, attorney or tax advisor; however, you agree to assume responsibility for your spouse’s, representatives’ and tax advisor’s conduct and confidentiality obligations.

13.Withholding Taxes. The Company may withhold from the Separation Benefits all federal, state, local, domestic and foreign taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.

14.Non-Admissions. The fact and terms of this Agreement, and the furnishing of consideration for this Agreement, are not an admission by the Company Group of liability or other wrongdoing under any law, but rather such liability is expressly denied. You acknowledge that the parties contemplate an unequivocal, complete and final dissolution of the employment relationship.

15.Severability. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

16.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties as to its subject matter, including, without limitation, the Severance Plan and the Equity Plan; provided that the non-solicitation of employees set forth in each of the award agreements referenced in Section 2(d) will remain in full force and effect in accordance with its terms. You acknowledge that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept this Agreement except for those set forth in this Agreement.

17.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, successors, personal representatives and legal representatives and (b) any successor of the Company.

18.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving any effect to the conflict of laws provisions thereof.

[Signature page follows]

If you accept and agree to the terms herein, within the time frame described in this Agreement, please sign on the appropriate line below and return by email to me at [__].

Sincerely,

__/s/ Nancy Austin_______________________
Nancy Austin
Vice President, Chief Administrative Officer

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH A LEGAL ADVISOR OF MY CHOICE, THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT, THAT I UNDERSTAND THE TERMS OF THIS AGREEMENT, AND THAT I VOLUNTARILY AGREE TO THE TERMS OF THIS AGREEMENT.

___/s/ John R. Hewitt____________________
John R. Hewitt
___February 2, 2026_____________________
Date

[Signature Page to Transition and Separation Agreement]

EXHIBIT A
EQUITY AWARD TREATMENT SUMMARY
Share-Based RSUs

Grant Date	Shares Outstanding	Scheduled Settlement Date	Treatment on Separation Date
8/30/22	10,994	8/30/26	Fully vest
8/29/23	14,859	8/29/26	Fully vest
8/29/23	14,858	8/29/27	Fully vest
8/27/24	10,363	8/27/26	Fully vest
8/27/24	10,363	8/27/27	Fully vest
8/27/24	10,362	8/27/28	Fully vest
8/27/25	6,694	8/27/26	Fully vest
8/27/25	6,694	8/27/27	Fully vest
8/27/25	6,693	8/27/28	Fully vest
8/27/25	6,693	8/27/29	Fully vest
Cash-Based RSUs

Grant Date	Units Outstanding	Scheduled Settlement Date	Treatment on Separation Date
8/30/22	10,994	8/30/26	Fully vest
8/29/23	14,859	8/29/26	Fully vest
8/29/23	14,858	8/29/27	Fully vest
8/27/24	10,363	8/27/26	Fully vest
8/27/24	10,363	8/27/27	Fully vest
8/27/24	10,362	8/27/28	Fully vest
8/27/25	6,694	8/27/26	Fully vest
8/27/25	6,694	8/27/27	Fully vest
8/27/25	6,693	8/27/28	Fully vest
8/27/25	6,693	8/27/29	Fully vest

Performance Units

Grant Date	Units Outstanding (Target)	Scheduled Settlement Date	Treatment on Separation Date
8/29/23	178,306	8/29/26	Service condition fully met
8/27/24	124,352	8/27/27	Service condition fully met
8/27/25	80,321	8/27/28	Service condition met for 22,311 units. Remaining 58,010 units forfeited

EXHIBIT B

SUPPLEMENTAL RELEASE
Reference is made in this Exhibit B to the letter agreement, dated as of February 1, 2025 (the “Transition and Separation Agreement”) entered into by and you and Matrix Service Company, a Delaware corporation. Capitalized terms used but not defined in this Agreement have the meanings assigned to them in the Transition and Separation Agreement.
1.Release. By signing this Agreement, you hereby, for your own self and on behalf of your heirs, executors, administrators, and assigns, agree to and do hereby RELEASE, ACQUIT, WAIVE and FOREVER DISCHARGE (i) the Company Group; (ii) any past or present director, officer, employee or agent of the Company Group, in their individual and official capacities; (iii) the Company Group’s representatives, predecessors, successors-in-interest, and affiliated companies; and (iv) the present and former shareholders, agents, attorneys, fiduciaries, insurers, heirs, administrators, executors, successors and assigns of any of the foregoing entities and persons named in clauses (i), (ii) and (iii) and any other person, firm or corporation for which any of the foregoing entities and persons named in clauses (i), (ii) and (iii) may be legally responsible or which may be legally responsible for any of them (all collectively, the “Released Parties”), in each case, from any and all claims, liabilities, demands, and causes of action of whatsoever nature, accrued or unaccrued, known or unknown, fixed or contingent, which you may have or claim to have against any of the Released Parties occurring during, arising out of, or related to your employment and/or termination of employment with the Company and/or as a result of any other matter arising through the date of your signature on this Agreement. This release, acquittal, waiver and discharge includes, but is not limited to, claims arising under federal, state or local laws, whether equitable or legal, causes of action for breach of express or implied written or oral contract, promissory estoppel, tortious interference with contract, claims for personal injury or harm, negligence, intentional infliction of emotional injury, fraud, negligent misrepresentation, negligent supervision, libel, slander, sexual orientation or preference discrimination, race or color discrimination, invasion of privacy, religious discrimination, sex or gender discrimination, national origin discrimination, harassment, wrongful termination, violations of the Oklahoma Anti-Discrimination Act, violations of the Worker Adjustment and Retraining Notification (WARN) Act, violations of Title VII of the Civil Rights Act 1964, violations of the Civil Rights Act of 1866 (42 U.S.C. § 1981), violations of the Age Discrimination in Employment Act, violations of the Older Workers’ Benefit Protection Act, violations of the Genetic Information Nondiscrimination Act, violations of the Occupational Safety and Health Act, violations of the National Labor Relations Act, violations of the Americans with Disabilities Act, violations of the Family Medical Leave Act, violations of Fair Labor Standards Act or Equal Pay Act violations, violations of the Fair Credit Reporting Act , violations of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or the Employee Separation Income Security Act of 1974, and any similar federal, state, and local laws, worker’s compensation violations, retaliation for exercise of protected rights, employee health or disability benefit compensation violations, disability or handicap discrimination, loss of consortium, mental anguish, pain and suffering, lost past or future wages, lost past or future bonuses or commissions, vacation or sick pay, pension benefits, costs, punitive or exemplary damages, attorney’s fees, and pre- or post-judgment interest.

1.Settlement. You agree to and hereby accept the Separation Benefits in full compromise and settlement of all claims, demands, causes of action of whatsoever nature accrued or unaccrued, federal or state, equitable or legal occurring during, arising out of or related to your employment and/or termination of employment with the Company, including but not limited to the claims referenced in Section 1.
2.Forfeiture and Recovery of Separation Benefits. If you, or anyone acting on your behalf, breaches any representation or any obligation under this Agreement or the Transition and Separation Agreement, including without limitation the Covenants, the Company may, in addition to any other legal or equitable remedies it may have, terminate all Separation Benefits not yet paid or provided to you and recover all Separation Benefits previously paid or provided to you.
3.Exclusions. Excluded from this Agreement are any claims or rights which cannot be waived by law. Also excluded from this Agreement is your right to file for workers’ compensation or unemployment compensation or unpaid wages or vested benefits that are due, as well as your right to file a charge with an administrative agency or participate in any agency investigation.
4.Acknowledgments. You hereby warrant and represent that you (a) have not (i) filed or caused to be filed any claim against the Released Parties, whether past or present, with any administrative agency, court of law or other tribunal, (ii) assigned, sold, delivered, transferred or conveyed any rights you have asserted or may have against any of the aforementioned parties to any person or entity, in each case, with respect to any claims being released hereby, (iii) assisted or advised any directors, officers, shareholders, employees or agents of any of the aforementioned parties with respect to the pursuit or evaluation of any claim against any of the aforementioned parties, or (iv) engaged in the course of your employment with or services to the Company Group in (A) any fraudulent, tortious or illegal activity or (B) any violation of a material policy of the Company Group that would cause the Company Group demonstrable material injury, and (b) unless previously reported to the Company in writing, you are not aware of any (i) wrongdoing, regulatory violations, or fraud committed by the Company Group or its officers or its employees, (ii) significant deficiencies or material weaknesses in the Company Group’s internal control over financial reporting, (iii) inaccuracy in any certification signed by you pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and (iv) other information that might reasonably be expected to materially and adversely affect the Company Group, its business, financial condition or results of operations.
5.Advised to Seek Consultation. You understand that Section 1 above includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You understand that this Agreement does not waive rights or claims that arise after the date that you execute this Agreement. Further, you are advised to consult with legal counsel regarding this Agreement.
6.Consideration Period. You acknowledge that you have had adequate time to review and consider this Agreement, and, as a result, enter into this Agreement willingly and voluntarily. You acknowledge that you have had at least 21 days after the date that you received this Agreement to review and consider this Agreement.
7.Revocation Period. You understand that you have a period of seven days after the date that you execute this Agreement during which you may notify the Company that you revoke this Agreement. If you decide to revoke this Agreement, notice of revocation must be made in writing and sent by email to Nancy Austin at naustin@matrixservicecompany.com, and received prior to the expiration of the seven-

day revocation period. This Agreement will not become effective until after the revocation period expires. If you revoke this Agreement, you will not receive any of the Separation Benefits. If you timely execute and do not revoke this Agreement, then this Agreement, including your entitlement to the Separation Benefits, will become effective on the eighth day after you execute this Agreement.
8.Agreement Not to Sue. You agree not to sue in any local, state or federal court regarding or relating in any way to your employment with, or termination of employment from, the Company, unless suit is necessary to enforce the terms of the Transition and Separation Agreement.
9.Non-Admissions. The fact and terms of this Agreement, and the furnishing of consideration for this Agreement, are not an admission by the Company Group of liability or other wrongdoing under any law, but rather such liability is expressly denied. You acknowledge that the parties contemplate an unequivocal, complete and final dissolution of the employment relationship.
10.Severability. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
11.Entire Agreement. This Agreement (together with the Transition and Separation Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties as to its subject matter, including, without limitation, the Severance Plan and the Equity Plan; provided that the non-solicitation of employees set forth in each of the award agreements referenced in Section 2(d) of the Transition and Separation Agreement will remain in full force and effect in accordance with its terms. You acknowledge that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept this Agreement except for those set forth in this Agreement and the Transition and Separation Agreement.
12.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, successors, personal representatives and legal representatives and (b) any successor of the Company.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Oklahoma without giving any effect to the conflict of laws provisions thereof.

[Signature page follows]

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH A LEGAL ADVISOR OF MY CHOICE, THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT, THAT I UNDERSTAND THE TERMS OF THIS AGREEMENT, AND THAT I VOLUNTARILY AGREE TO THE TERMS OF THIS AGREEMENT.

______________________________________
John R. Hewitt
______________________________________
Date
[Not to be signed before the Separation Date]

[Signature Page to Supplemental Release]